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                                                                   EXHIBIT 10.67

                              EMPLOYMENT AGREEMENT
                      EFFECTIVE AS OF JUNE 14, 2004 BETWEEN
                    AFC ENTERPRISES, INC. (THE "COMPANY") AND
                         KENNETH L. KEYMER ("EMPLOYEE")


      WHEREAS, the Company desires to employ Employee and enter into an agreement embodying the terms of such employment; and

      WHEREAS, Employee desires to accept such employment and to enter into such agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

      1. Term of Agreement.

This Agreement shall be effective as of the date hereof and, unless earlier terminated pursuant to Section 8 or Section 9 hereof, shall be for an initial term commencing June 14, 2004 and ending December 31, 2004 (the "Initial Term"). Unless written notice of either party's desire to terminate this Agreement has been given to the other party at least thirty (30) days prior to the expiration of the Initial Term (or any one-year renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-year periods (as it may be extended, the "Term").

      2. Employment.

         2.01 Position. Employee shall serve as President of Popeyes Chicken & Biscuits, a division of the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company.

         2.02 Time and Efforts. Employee, so long as he is employed hereunder, shall devote his full business time and attention to the services required of him hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal injury, and shall use his best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

      3. Base Salary.

         The Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of no less than Four Hundred Fifty Thousand and no/100 Dollars ($450,000.00 U.S.) per annum (the "Base Salary") during the Term. The Employee's


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Base Salary shall be reviewed by the Chief Executive Officer or the Board of
Directors of the Company on an annual basis.

      4. Incentive Pay.

      4.01 Annual Plan. The Board of Directors of the Company, acting in its sole discretion, shall annually, at the beginning of each fiscal year of the Company, approve an annual incentive plan (the "Annual Incentive Plan") for Employee, which Plan shall contain such terms and provisions as the Board of Directors shall determine. Any amounts payable to Employee pursuant to the Annual Incentive Plan is hereinafter referred to as "Incentive Pay".

      4.02 Target Incentive Pay. The target Incentive Pay ("Target Incentive Pay") for Employee for the fiscal year of the Company ending in 2004 shall be as follows: Four Hundred and Fifty Thousand and No/100 Dollars (U.S. $450,000.00); provided, however, that the Target Incentive Pay with respect to any fiscal year is subject to, and may be modified by, the Annual Incentive Plan approved by the Board of Directors pursuant to Section 4.01 above and this Section 4.02 shall be read accordingly. Notwithstanding anything herein to the contrary, Employee shall be entitled to Incentive Pay in the minimum amount of One Hundred Thousand Dollars (U.S. $100,000.00) for the fiscal year of the Company ending in 2004, provided that Employee is in the full time employ of the Company as of the last day of such fiscal year. For each fiscal year of the Company during the Term after the fiscal year ending in 2004, the Target Incentive Pay for Employee will be set by the Chief Executive Officer or the Board of Directors of the Company and will be included in the Annual Incentive Plan for such year.

      4.03 Payment of Incentive Pay. If Employee is entitled to payment of any Incentive Pay for any fiscal year, an accounting will be furnished and payment will be made to Employee as set forth in the Annual Incentive Plan, but in no event later than 105 days following the end of each fiscal year.

      4.04 Termination of Employment. If Employee's employment hereunder shall terminate other than pursuant to Sections 8.03 or 8.04, the Employee shall receive, at the time contemplated by the Annual Incentive Plan, such Incentive Pay, if any, to which he would have been entitled under the terms of the Annual Incentive Plan had Employee remained in the employ of the Company for the entire fiscal year in which such termination occurs. If Employee's employment hereunder shall terminate pursuant to (a) Section 8.03, the provisions of Section 8.03 shall determine the amount of Incentive Pay payable to Employee; or (b) Section 8.04, no Incentive Pay shall be payable to Employee after such termination.

      5. Stock and Stock Options. As part of the Employee's compensation, Company may, in its sole discretion, grant Employee shares of its restricted stock or options to acquire shares of its stock on such terms and conditions as shall be determined in the sole discretion of the Board of Directors of the Company.

      6. Employee Benefits.


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      6.01 Executive Flex Perk. Employee shall be entitled to participate in the
Company's Executive Flex Perk Plan subject to the terms, conditions and limitations thereof. Subject to Section 6.07 below and the terms of the Plan, the Company will pay to, or for the benefit of Employee, an amount equal to $15,000.00 per year payable in the same manner as Employee's Base Salary is paid.

      6.02 Life Insurance. Subject to Section 6.07 below, in the event of the death of Employee during the term of his employment with the Company and after the Company first obtains the Life Insurance Policy described herein, the Employee's named beneficiary shall be entitled to receive an amount equal to five (5) times Employee's Base Salary as of the date hereof (the "Death Benefit") payable solely from, and to the extent of, the death benefit proceeds payable under such Life Insurance Policy.

            (a) As soon as practicable after the execution of this Agreement, the Company will procure and maintain on the life of Employee life insurance protection in an amount not less than the Death Benefit determined based upon the Base Salary in effect as of the date hereof (any and all such policies are referred to herein, collectively, as the "Life Insurance Policy"). The Company may, at its option, purchase term or permanent life insurance protection on Employee. Notwithstanding the foregoing, if the premiums for the Life Insurance Policy on Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess premium payments. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at his option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Life Insurance Policy required herein for Employee, then Employee shall not be entitled to any benefits whatsoever under this Section 6.02 except as may otherwise be determined in the discretion of the Company and set forth in writing.

            (b) Except as otherwise provided in this Agreement or the Insurance Agreement, the obligations of the Company and Employee under this Section 6.02 and the Insurance Agreement shall automatically terminate upon Employee's termination of employment for any reason prior to his death.

      6.03 Disability Insurance.

            (a) The Company shall procure for Employee as soon as practical after the date hereof and shall maintain in full force and effect during the Term a Supplemental Disability Policy which will supplement the benefits payable under any disability benefit provided to Employee by the Company under its basic employee health care benefit program, so that, subject to Section 6.07 below, with respect to a disability as defined in the Supplemental Disability Policy occurring after the Company has obtained the Supplemental Disability Policy, the total monthly disability benefit (the "Disability Benefit") payable to Employee under all disability policies maintained by the Company, after a maximum elimination period of ninety (90) days, shall equal 70% of the sum of Employee's Base Compensation and Incentive Pay for the year immediately preceding the year in which the termination for Disability occurs.


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            (b) Notwithstanding anything herein to the contrary, if the premiums for the Supplemental Disability Income Policy for Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at his option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Supplemental Disability Income Policy required herein, then Employee shall not be entitled to any Disability Benefit hereunder except as may otherwise be determined in the discretion of the Company and set forth in writing.

      6.04 Executive Medical Benefit. Subject to Section 6.07, the Company, at its expense, shall provide Employee with an annual physical examination to be conducted by a physician or physicians as determined by the Company, or by Employee with the approval of the Company.

      6.05 Other Benefits. Employee shall be provided additional employee benefits, including health, accident and disability insurance under the Company's regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Board of Directors of the Company in its sole discretion.

      6.06 Vacation. Employee shall be entitled to four (4) weeks paid vacation each year during the term hereof. Any vacation not used in any year shall not accrue for use in subsequent years and shall be forfeited as of the end of such year.

      6.07 Paramount Provisions.

            (a) Notwithstanding anything in Sections 6.02 and 6.03 above or any other provision of this Agreement to the contrary, if the Company has met all of its obligations under this Agreement (and the Insurance Agreement, if applicable) with respect to obtaining and maintaining in force (i) the Life Insurance Policy described in Section 6.02 hereof on the life of Employee to fund the Death Benefit or (ii) the Supplemental Disability Policy maintained for Employee pursuant to Section 6.03 hereof to fund such Employee's Disability Benefit, but all or any portion of the proceeds under any such policy are not actually received by Employee for any reason whatsoever, including without limitation the insolvency of the insurer or any misrepresentation made by Employee in the application for such insurance, then the right of Employee or his designated beneficiary to receive a Disability Benefit or a Death Benefit, as the case may be, shall be reduced (but not below zero) by the amount by which the Disability Benefit or Death Benefit otherwise payable exceeds the insurance proceeds actually received.

            (b) Anything in Sections 6.01, 6.02, 6.03, and 6.04 to the contrary notwithstanding, the amount of the benefits provided for in Section 6 are subject to adjustment as shall be provided for in the plan or insurance contract, as the case may be, pursuant to which such benefit is being paid and the Employee will be given written notice of any such change. Anything in this Agreement to the contrary notwithstanding, the Chief Executive Officer or the Board of Directors shall have full authority to make all determinations deemed necessary or advisable for the administration of the benefits described in this
Section 6. Subject to Section


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12.04, the good faith interpretation and construction by the Chief Executive
Officer or the Board of Directors of the terms of this Section 6 or the benefit programs described herein shall be final, conclusive and binding on Employee.

      7. Business Expenses.

      All reasonable and customary business expenses incurred by Employee in the performance of his duties hereunder shall be paid or reimbursed by the Company in accordance with the Company's policies in effect, from time to time.

      8. Termination of Employment.

      8.01 Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

            (a) Cause. The term "Cause" shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the Chief Executive Officer or the Board of Directors of the Company, (iv) Employee has breached any of the provisions of Section 10.02 through and including 10.04 or (v) Employee otherwise materially breaches this Agreement.

            (b) Disability. The term "Disability" shall mean the good faith determination by the Chief Executive Officer or of the Board of Directors of the Company that Employee has failed to or has been unable to perform his duties as the result of any physical or mental disability for a period of ninety (90) consecutive days during any one period of Disability.

      8.02 Termination upon Death or Disability. If Employee's employment is terminated due to his death or Disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, within fifteen (15) days following Employee's death or upon his termination in the event of Disability, all amounts then payable to Employee pro rated through the date of termination pursuant to Sections 3, 6.01, and 7, and the amount of any accrued but unused vacation under Section 6.06 for the year in which such termination occurs. In addition, the Company shall pay to Employee any Incentive Pay payable pursuant to Section 4.04 hereof in accordance with the terms thereof.

      8.03 Termination by the Company for other than Death or Disability or for Cause. The Company may terminate Employee's employment hereunder without cause at any time, upon written notice. If upon expiration of the term of this Agreement or if Employee's employment is terminated by the Company prior to the expiration of the term of this Agreement without cause or other than (i) by reason of Employee's death or Disability or (ii) for Cause, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following: (a) a payment equal to the sum of one (1) times Employee's Base Salary at the time of termination; (b) a payment equal to one (1) times Employee's Target


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Incentive Pay for the year in which such termination occurs (or, if no Target
Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination), and (c) the acceleration of any unvested rights of Employee under any stock options or other equity incentive programs such that they shall immediately vest under the terms of such plans. As a condition precedent to the requirement of Company to make such payments or grant such accelerated vesting, Employee shall not be in breach of his obligations under Section 10 hereof and Employee shall execute and deliver to Company a general release in favor of the Company in substantially the same form as the general release then contained in the latest Severance Agreement being used by the Company.

      Any payments required to be made under this Section 8.03 shall be made to Employee, at the election of the Company, either within thirty (30) days after the date of Employee's termination of employment or, at the Company's election, in fifty-two (52) equal installments, payable at the same time and on the same basis as was the payment of Employee's Base Salary prior to such termination.

      8.04 Voluntary Termination by Employee or Termination for Cause. Employee may terminate his employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee's employment hereunder at any time without notice for Cause. In the event Employee's employment is terminated voluntarily by Employee or by the Company for Cause:

            (a) The Company shall pay to Employee upon such termination all amounts then due under sections 3, 4 (but only to the extent of earned but unpaid Incentive Pay), 6, and 7, prorated, through the date of termination for the year in which he is terminated; and

            (b) The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination.

      9. Change of Control, Change in Responsibilities.

      Upon the occurrence of both of the following events:

            (a) The dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the owners of all of the outstanding shares of Common Stock immediately prior to such reorganization, merger or consolidation own in the aggregate, directly and indirectly, less than 50% of the outstanding shares of Common Stock of the Company or any other entity into which the Company shall be merged or consolidated immediately following the consummation thereof, or the sale, transfer or other disposition of all or substantially all of the assets or more than 50% of the then outstanding shares of Common Stock of the Company in a single transaction or series of related transactions (a "Change in Control"); and


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            (b) Within one (1) year of such Change in Control there is a termination of employment without cause or a material diminution of or change in Employee's responsibilities, duties or title,

      Employee may elect, in writing, within ninety (90) days following the occurrence of such events, to terminate this Agreement and his employment with the Company will terminate, effective thirty (30) days after the Company's receipt of such notice. In such event Employee shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become immediately due and payable.

      A Change in Control of the Company shall not be deemed to occur by reason of any public offering of the Common Stock of the Company. Neither a Sale of Cinnabon nor a Sale of Church's (as defined below), standing alone, collectively, or taken together with any other transaction will constitute a Change in Control.

      A Sale of Church's shall mean the consummation of any transaction or series of related transactions pursuant to which, directly or indirectly, all or substantially all of the stock or assets of the Church's Chicken business unit of the Company is sold, transferred, exchanged or otherwise disposed of by the Company, including without limitation through (1) any sale, transfer, exchange or other disposition of stock or assets, (2) any lease or license of assets with or without a purchase option or (3) any merger, consolidation, amalgamation, reorganization, reclassification, recapitalization or share exchange.

      A Sale of Cinnabon shall mean the consummation of any transaction or series of related transactions pursuant to which, directly or indirectly, all or substantially all of the stock or assets of the Cinnabon business unit of the Company is sold, transferred, exchanged or otherwise disposed of by the Company, including without limitation through (1) any sale, transfer, exchange or other disposition of stock or assets, (2) any lease or license of assets with or without a purchase option or (3) any merger, consolidation, amalgamation, reorganization, reclassification, recapitalization or share exchange.

      Notwithstanding any other provision contained in this Agreement, if the aggregate of the payments provided for in this Agreement which result from Employee's election to terminate his employment under this Section 9.01 and the other payments and benefits which the Employee has the right to receive from the Company as a result thereof (the "Total Payments") would constitute a "parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Employee shall receive, instead of the Total Payments, an increased amount (the "Gross Up Total") equal to the product of (x) the Total Payments and (y) a fraction, the numerator of which is 1 and the denominator of which is 1 minus the maximum effective combined tax rate with respect to all federal, state, and local income taxes payable by the Employee under Code Section 4999 (the "Excise Taxes"). It is the intention of this provision that the Gross Up Total minus the Excise Taxes shall equal the Total Payments and this provision shall be read and interpreted accordingly.

      Except as expressly contemplated by this Agreement, or in any other agreement referred to in Section 5 hereof, no merger, reorganization, recapitalization, sale of stock, sale of assets or


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other change in the capital structure of the Company or in the identity of the legal or beneficial owners of the Company shall affect the rights or obligations of the Company or Employee hereunder.

      10. Confidentiality and Non-Competition.

      10.01 Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

            "Affiliate" means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

            "Businesses" means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

            "Confidential Information" means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.

            "Proprietary Information" means, collectively, Trade Secrets and Confidential Information.

            "Restricted Period" means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee's employment with the Company for any reason, whether voluntary or involuntary.

            "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      10.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee's employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees:


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            (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

            (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

            (c) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee's employment hereunder for any reason; and

            (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

The obligations and restrictions set forth in this Section 10.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

            (a) as to Trade Secrets, indefinitely, and

            (b) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.

      The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 10.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Employee's possession, free of any obligation of confidence, prior to his receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (iii) Employee establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

      10.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company's or the Affiliates' current or former agents, employees, officers, directors, successors or assigns (collectively the "Related Parties"). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee's employment with


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the Company. The Company shall reimburse Employee for travel expenses approved by the Company or the Affiliates incurred in providing such assistance.

      10.04 Covenant Not-To-Induce. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is or was an employee of the Company or any Affiliate during the one (1) year period preceding the termination of Employee's employment.

      10.05 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 10.02 through and including
10.04 of this Section 10, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 10.02 through and including 10.04 hereof.

      10.06 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if subsections 10.02 through and including 10.04 of this Section 10 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 10.02 through and including 10.04, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

      10.07 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.

      10.08 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

      11. Indemnification.

      11.01 Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including


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but not limited to the reasonable costs of investigation and attorney's fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by Employee in the course of performance of Employee's duties hereunder, except for Employee's own gross negligence or willful misconduct.

      11.02 Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate at his full cost and expense and with counsel of his choice in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee's approval so long as the Company obtains for Employee's benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company's prior written consent.

      11.03 Survival. The provisions of this paragraph 11 shall survive the termination of this Agreement for a period of four (4) years, unless Employee is terminated for Cause, in which event the provisions of this Section 11 shall not survive termination of this Agreement.

      12. Dispute Resolution.

      12.01 Agreement to Arbitrate. In consideration for his continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, but subject to Section 6.07(b) above, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employees employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 10.06 of this Agreement.

      12.02 Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in


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Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location.
Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 10.02 through and including 10.04 and the arbitrator's order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.

      12.03 Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties' rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.

      12.04 Employee Benefit Plan Issues. With respect to any benefits provided to Employee hereunder which may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (the "Covered Plans"), and notwithstanding Section 6.07(b) above, the adjudication of any claims under the Covered Plans shall be administered in accordance with the terms and conditions of such Covered Plan. If the Covered Plan does not contain a claims adjudication provision then, if for any reason, a claim for benefits under a Covered Plan is denied by the Company, the Company shall deliver to the Employee or his representative (the "claimant") a written explanation setting forth the specific reasons for the denial, pertinent references to the Agreement section or section of the Covered Plan on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose: (A)The claimant's claim shall be deemed filed when presented orally or in writing to the individual at the Company then performing the duties currently being performed by the individual in charge of the People Services and Development Department (the "Claims Manager"). (B) The Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed. The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claim's Manager a written request for review of the denial. The claimant or his representative may review pertinent documents related to this Agreement and in the Claim's Manager's possession in order to prepare the request for review. The Claims Manager shall decide the issue on review and furnish the claimant with a copy of its decision within 60 days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and, if denied, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review. Any payment to a claimant shall to the extent thereof be in full satisfaction of all claims hereunder against the Company and the Claims Manager, either of whom may require such claimant, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company and the Claims Manager. If a receipt and release is required by the claimant and the claimant does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in this Agreement, the payment of any affected distribution may be delayed until the Company and the Claims Manager receive a proper receipt and release.

      13. Employee Acknowledgment.

      By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.

      14. Amendments.

      This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

      15. Successors.

      As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.

      16. Assignment.

      Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.

      17. Waiver.

      Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

      18. Severability.

       In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

      19. Survival.

       Notwithstanding anything herein to the contrary, the provisions of Sections 6.07, 7, 8.03, 9, 10, and 12 shall survive the termination of this Agreement.

      20. Entire Terms.

       This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Employee.

      21. Notices.

       Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to Employee:

      Kenneth L. Keymer
      6078 Olde Stage Rd
      Boulder, CO 80302
      (to be updated at a later date)

      If to the Company to:

      AFC Enterprises, Inc.
      Six Concourse Parkway
      Suite 1700
      Atlanta, Georgia 30328-5352
      Attn:  Office of General Counsel

or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 21 except that notices regarding changes in notices shall be effective only upon receipt.

      22. Headings.

      Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

      23. Governing Laws.

       The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws.


       IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set his hand this 1st day of June, 2004, effective as of June 14, 2004.

                              COMPANY:

                              AFC ENTERPRISES, INC.


                              By:  /s/ Frank J. Belatti
                                   ------------------------------------
                                   Frank J. Belatti
                                   Chairman & Chief Executive Officer


                              EMPLOYEE:

                              /s/ Kenneth L. Keymer
                              -----------------------------------------
                              Kenneth L. Keymer